[LETTERHEAD OF ALLEN MATKINS LECK GAMBLE & MALLORY LLP]

EXHIBIT 8.1

July 14, 2003

Board of Directors

Multilink Technology Corporation

300 Atrium Drive, 2nd Floor

Somerset, New Jersey 08873

Gentlemen:

We have acted as counsel to Multilink Technology Corporation, a California corporation (“Multilink”), in connection with the preparation and execution of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 9, 2003, by and between Vitesse Semiconductor Corporation, a Delaware corporation (“Vitesse”), Margaux Acquisition Corporation, a California corporation (“Margaux”), and Multilink. Pursuant to the Merger Agreement, Margaux will merge with and into Multilink (the “Merger”). At your request, we have examined the Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission (“SEC”) on July 7, 2003, as amended, which includes the proxy statement of Multilink (the “Registration Statement”), in connection with the registration of the shares of Vitesse’s common stock to be issued to the shareholders of Multilink upon consummation of the Merger.

You have requested our opinion regarding the accuracy of the discussion relating to the material federal income tax consequences of the Merger as set forth in the Registration Statement under the caption Material United States Federal Income Tax Consequences of the Merger.

In rendering this opinion, we have reviewed (without any independent investigation) the Merger Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate. We have relied upon the truth and accuracy at all relevant times of the facts, statements, covenants, representations and warranties contained in the Merger Agreement and the Registration Statement and the factual representations made to us by Multilink, Vitesse and Margaux in their respective representation letters dated the date hereof and delivered to us for purposes of this opinion. We have also assumed the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon the foregoing, it is our opinion that the discussion relating to the material United States federal income tax consequences of the Merger as set forth in the Registration Statement under the caption Material United States Federal Income Tax Consequences of the Merger, to the extent it constitutes descriptions of legal matters or legal conclusions, is accurate in all material respects.

Multilink Technology Corporation

July     , 2003

This opinion represents our best judgment regarding the application of federal income tax laws under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. We undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws. Furthermore, in the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion addresses only the matters described above, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction undertaken in connection with the Merger.

This opinion is furnished to you solely for your use in connection with the filing of the Registration Statement with the SEC. It may not be relied upon for any other purpose or by any other person or entity and may not be made available to any other person or entity without our prior written consent. We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name under the captions Legal Matters and Material United States Federal Income Tax Consequences of the Merger in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended.

Very truly yours,

/s/    Allen Matkins Leck Gamble & Mallory LLP

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